Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of QXO, Inc. (f/k/a SilverSun Technologies, Inc.) on Form S-8 of our report dated March 14, 2024, with respect to our audits of the consolidated financial statements of QXO, Inc. (f/k/a SilverSun Technologies, Inc.) as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022 appearing in the Annual Report on Form 10-K of QXO, Inc. (f/k/a SilverSun Technologies, Inc.) for the year ended December 31, 2023.

/s/ Marcum llp

Marcum llp

Marlton, NJ

July 30, 2024